Exhibit 10.3

AMENDMENT NUMBER 2

TO THE LICENSE AND DISTRIBUTION AGREEMENT

between GW PHARMA LIMITED (“GW”) having its registered office at Porton Down Science Park, Salisbury, Wiltshire SP4 0JQ and BAYER HEALTHCARE AG, Division Pharma, having its registered office at Bayerwerk, 51368 Leverkusen, Germany (“Bayer”)

WHEREAS, Bayer and GW executed a License and Distribution Agreement as of the 20th day of May 2003, as amended by Amendment Number 1 dated November 3, 2003;

WHEREAS, Bayer and GW wish to extend the period of the Territory Option Procedure for the EEA, Australia and New Zealand;

WHEREAS, Bayer agrees to advise GW in certain regulatory and scientific issues.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                      “First Ready Date” shall mean the first business day following a thirty (30) day period after grant of the first Marketing Authorisation for the Product in the UK Territory.

2.                                      “Second Ready Date” shall mean the first business day following a three (3) month period after grant of the first Marketing Authorisation for the Product in the UK Territory.

3.                                      Until the Second Ready Date, Bayer shall provide — free of charge and upon request of GW — advice to GW relating to certain regulatory and scientific issues concerning the acceptability of the regulatory dossiers for Products in the Territory and in the further countries that may be added to the Territory in accordance with Clause 3.1 of the Agreement

4.                                      Clause 3.1, second and third sentence, shall be rephrased as follows:

At any time between the Effective Date and the First Ready Date, Bayer may opt to add Australia and New Zealand to the Territory and on the agreed respective Launch Conditions to be set out in Part B of Appendix 3 to this Agreement and otherwise subject to the terms of this Agreement, including without limitation Clause 3.2 below. At any time between the Effective D ate and t he Second Ready D ate, Bayer may opt to add to the Territory certain further countries in the EEA and on the agreed respective Launch Conditions to be set out in Part B of Appendix 3 to this Agreement and otherwise subject to the terms of this Agreement, including without limitation Clause 3.2 below. Failure to agree any respective Launch Conditions by the First Ready Date in respect of Australia and New Zealand and by the Second Ready Date in respect of countries in the EEA will result in GW being free to enter into a binding agreement with one or more Third Parties with respect to such countries unless the Parties shall have mutually agreed in writing to an extension to finalise such terms.

5.                                      This Amendment shall be executed in two counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Amendment, but all counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties, through their authorised officers, have executed this Agreement as of the date first written above.

Signed for and on behalf of	Signed for and on behalf of

BAYER HEALTHCARE AG	GW PHARMA LIMITED

Leverkusen, 14 January 2004	Salisbury, 14 January 2004

/s/ Dietrich Brocks	/s/ Justin Gover
Dr. Dietrich Brocks	Justin Gover
Head of International Cooperations	Managing Director
and Licensing Europe

/s/ Dirk Ehle	/s/ David Kirk
Dr. Dirk Ehle	David Kirk
Law and Patents	Finance Director